Exhibit 3.5
Office of Secretary of State

     I, GLENN C. KENTON, Secretary of State of the State of Delaware do hereby certify the attached is a true and correct copy of Certificate of Ownership of the “AWCC ACQUISITION CORP.” a corporation organized and existing under the laws of the State of Delaware, merging “A & W BRANDS, INC.” a corporation organized and existing under the laws of the State of Delaware, pursuant to section 253 of the General Corporation Law of the State of Delaware as received and filed in this office the fifth day of August, A.D. 1983, at 9:01 o’clock A.M.
     And I do hereby further certify that the aforesaid corporation shall be governed by the laws of the State of Delaware.
     And I do hereby further certify that the said “AWCC ACQUISITION CORP.”, has relinquished its corporate title and assumed in place thereof “A & W BRANDS, INC.”

/s/ Glenn C. Kenton

Glenn C. Kenton, Secretary of State

83217002	AUTHENTICATION: DATE:	08/05/1983

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
A & W BRANDS, INC.
INTO
AWCC ACQUISITION CORP.
* * * * *
          AWCC Acquisition Corp., a corporation organized and existing under the laws of Delaware,
          DOES HEREBY CERTIFY:
          FIRST: That this Corporation was incorporated on the 22nd day of June, 1983, pursuant to the General Corporation Law of the State of Delaware.
          SECOND: That this Corporation owns all of the outstanding shares (of each class) of the stock of A & W Brands, Inc., a corporation incorporated on the 29th day of October, 1981, pursuant to the General Corporation Law of the State of Delaware.
          THIRD: That this Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its sole member, filed with the minutes of the Board on the 4th day of August, 1983, determined to and did merge into itself said A & W Brands, Inc.:
          RESOLVED, that AWCC Acquisition Corp. merge, and it hereby does merge into itself said A & W Brands, Inc., and assumes all of its obligations; and
     FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware; and
     FURTHER RESOLVED, that the proper officers of this Corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge into itself said A & W Brands, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of Delaware and a certified copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.
     FURTHER RESOLVED, that this Corporation change its corporate name by changing Article FIRST of the Certificate of Incorporation of this Corporation to read as follows:
     FIRST: Name. The name of the Corporation is A & W Brands, Inc.
          FOURTH: Anything herein or elsewhere to the contrary notwithstanding this merger may be amended or terminated and abandoned by the Board of Directors of AWCC Acquisition Corp. at any time prior to the date of filing the merger with the Secretary of State.
          IN WITNESS WHEREOF, said AWCC Acquisition Corp. has caused this certificate to be signed by John Whitman, its President, and attested by Brian D. Beglin, its Assistant Secretary, this 4th day of August, 1983.

AWCC ACQUISITION CORP.
By	/s/ John Whitman
President

ATTEST:

By	/s/ Brian D. Beglin Assistant Secretary
2331

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